Exhibit 99.1

Callaway Golf Chairman and CEO to Assume Broader Duties as Company Announces Additional Organizational Changes

     CARLSBAD, Calif.--(BUSINESS WIRE)--Nov. 8, 2004--Callaway Golf Company (NYSE:ELY) today announced that Chairman and CEO William C. Baker will take on additional operational duties as part of a Company reorganization begun in August. Effective immediately, Patrice Hutin has resigned from his position as President and Chief Operating Officer and Mr. Baker will assume those duties.
     Ronald Beard, Lead Independent Director on the Callaway Golf Board, said the Board of Directors unanimously approved the changes. The moves are the latest in a series that began with the Board's appointment of Mr. Baker as Chairman and CEO in August following the resignation of former CEO Ronald Drapeau.
     "Mr. Baker is fully up to speed on all the operational areas at Callaway Golf," said Mr. Beard, "and the Board has confidence in his vision for the future as well as his ability to immediately carry out these additional duties. We are satisfied that the senior management team currently in place is strong and capable and we anticipate no further executive changes at this time."
     Commented Mr. Baker, "We certainly appreciate the contributions that Patrice made to Callaway Golf in the years he was with us. He is a very talented executive who instituted a number of successful operational initiatives that should contribute to our efficiencies. Patrice has seen the organizational change as an opportunity to return to Europe to reunite with his family and pursue various business opportunities, and we all wish him good health and much success in whatever path he chooses."

     Callaway Golf Company makes and sells Big Bertha(R) Woods, Hybrids and Irons, including ERC(R) Fusion(R) Drivers and Fairway Woods, Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Great Big Bertha II 415 Titanium Drivers, Big Bertha Titanium Drivers and Big Bertha Stainless Steel Fairway Woods, Big Bertha Heavenwood(R) Hybrids, Big Bertha Fusion Irons, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead(R) X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, the Game Enjoyment System(TM) of GES(TM) Golf Clubs, Callaway Golf Forged+ Wedges and Callaway Golf Forged Wedges, and Callaway Golf Tour Blue(TM) Putters. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Steel(TM), White Hot(R), TriHot(R), DFX(R), Dual Force(R) and 2-Ball Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour Balls, HX Blue and HX Red Balls, Big Bertha(TM) Blue and Big Bertha Red Balls, and the Warbird(R) Balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R) and Ben Hogan(R) brands and Bettinardi Putters. The Trade In! Trade Up!(TM) program is owned and operated by Callaway Golf Company. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com, www.odysseygolf.com and www.tradeintradeup.com.

     CONTACT: Callaway Golf Company
              Brad Holiday or Larry Dorman, 760-931-1771